Exhibit 99.1

BeiGene Announces U.S. FDA Acceptance of Biologics License Application for Tislelizumab in Esophageal Squamous Cell Carcinoma

This marks the first ex-China regulatory filing for tislelizumab, following approval in five indications in China

The accepted BLA, filed in collaboration with Novartis, is supported by the positive global Phase 3 RATIONALE 302 trial in patients with previously treated, advanced or metastatic ESCC and safety data from tislelizumab’s broad clinical program

With its second internally developed medicine filed outside China, BeiGene furthers its commitment to expanding access to innovative treatments for cancer patients worldwide

CAMBRIDGE, Mass. and BEIJING, China, September 13, 2021 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide, today announced that the U.S. Food and Drug Administration (FDA) accepted for review a Biologics License Application (BLA) for its anti-PD-1 antibody tislelizumab as a treatment for patients with unresectable recurrent locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) after prior systemic therapy. The Prescription Drug User Fee Act (PDUFA) target action date is July 12, 2022.

“Our uniquely designed anti-PD-1 antibody tislelizumab has been shown to significantly improve survival compared to chemotherapy for people with a variety of solid tumors and hematologic malignancies. We previously shared the compelling results at ASCO 2021 with tislelizumab significantly prolonging survival and demonstrating a favorable safety profile over chemotherapy in patients with locally advanced or metastatic ESCC, a devastating disease with an average five-year survival rate of just five percent. This BLA acceptance brings us closer to potentially providing tislelizumab as a treatment for these patients in the United States,” said Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “Tislelizumab is already approved in five indications in China and has the potential to become a preferred immunotherapy option there. We look forward to continued collaboration with Novartis to work to bring access to tislelizumab to patients around the world.”

The BLA submission is based on results from RATIONALE 302, a randomized, open-label, multicenter global Phase 3 trial (NCT03430843) designed to evaluate the efficacy and safety of tislelizumab when compared to investigator’s choice chemotherapy as a second-line treatment for patients with advanced or metastatic ESCC. Results of this trial were presented at the 2021 American Society of Clinical Oncology Annual Meeting (ASCO 2021). The submission also included safety data on 1,972 patients who received tislelizumab as a monotherapy from seven clinical trials.

In addition to the United States, tislelizumab is also under regulatory review in China as a treatment for patients with locally advanced or metastatic ESCC who have disease progression following or are intolerant to first-line standard chemotherapy.

About Esophageal Squamous Cell Carcinoma (ESCC)

Esophageal cancer is one of the most common malignant tumors in the digestive tract, with more than 18,400 new cases diagnosed each year in the United States.1 There are two main types of esophageal cancer, based on the cells where cancer develop: squamous cell carcinoma (ESCC) and adenocarcinoma (EAC).2 ESCC accounts for up to 30% of esophageal cancer cases in the United States, and is the most common form of esophageal cancer worldwide.2,3,4 Because many patients are diagnosed at later stages of disease, management of ESCC is challenging and the overall prognosis remains poor.3,4

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti-PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.

The China National Medical Products Administration (NMPA) has approved tislelizumab in five indications, including full approval for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC) in combination with chemotherapy and for first-line treatment of patients with advanced non-squamous NSCLC in combination with chemotherapy. NMPA also granted conditional approval for the treatment of patients with classical Hodgkin’s lymphoma (cHL) who received at least two prior therapies, for the treatment of patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy, and for the treatment of patients with hepatocellular carcinoma (HCC) who have received at least one systemic therapy. Full approval for these indications is contingent upon results from ongoing randomized, controlled confirmatory clinical trials.

In addition, three supplemental Biologics License Applications for tislelizumab are under review by the Center for Drug Evaluation (CDE) of the NMPA, including as second- or third-line treatment of patients with locally advanced or metastatic NSCLC who progressed on prior platinum-based chemotherapy, for patients with previously treated, locally advanced unresectable or metastatic microsatellite instability-high (MSI-H) or mismatch repair-deficient (dMMR) solid tumors and for the treatment of patients with locally advanced or metastatic esophageal squamous cell carcinoma (ESCC) who have disease progression following or are intolerant to first-line standard chemotherapy.

In the U.S., a Biologics License Application for tislelizumab as a treatment for patients with unresectable recurrent locally advanced or metastatic ESCC after prior systemic therapy is currently under review by the U.S. Food and Drug Administration with a PDUFA target action date of July 12, 2022.

BeiGene has initiated or completed 17 potentially registration-enabling clinical trials in China and globally, including 13 Phase 3 trials and four pivotal Phase 2 trials.

In January 2021, BeiGene and Novartis entered into a collaboration and license agreement granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

Tislelizumab is not approved for use outside of China.

About the Tislelizumab Clinical Program

Clinical trials of tislelizumab include:

•Phase 3 trial comparing tislelizumab with docetaxel in the second- or third-line setting in patients with NSCLC (NCT03358875);

•Phase 3 trial comparing tislelizumab to salvage chemotherapy in patients with relapsed or refractory classical Hodgkin Lymphoma (cHL; NCT04486391);

•Phase 3 trial in patients with locally advanced or metastatic urothelial carcinoma (NCT03967977);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced squamous NSCLC (NCT03594747);

•Phase 3 trial of tislelizumab in combination with chemotherapy versus chemotherapy as first-line treatment for patients with advanced non-squamous NSCLC (NCT03663205);

•Phase 3 trial of tislelizumab in combination with platinum-based doublet chemotherapy as neoadjuvant treatment for patients with NSCLC (NCT04379635);

•Phase 3 trial of tislelizumab combined with platinum and etoposide versus placebo combined with platinum and etoposide in patients with extensive-stage small cell lung cancer (NCT04005716);

•Phase 3 trial comparing tislelizumab with sorafenib as first-line treatment for patients with hepatocellular carcinoma (HCC; NCT03412773);

•Phase 2 trial in patients with previously treated unresectable HCC (NCT03419897);

•Phase 2 trial in patients with locally advanced or metastatic urothelial bladder cancer (NCT04004221);

•Phase 3 trial comparing tislelizumab with chemotherapy as second-line treatment for patients with advanced esophageal squamous cell carcinoma (ESCC; NCT03430843);

•Phase 3 trial of tislelizumab in combination with chemotherapy as first-line treatment for patients with ESCC (NCT03783442);

•Phase 3 trial of tislelizumab versus placebo in combination with chemoradiotherapy in patients with localized ESCC (NCT03957590);

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment for patients with gastric cancer (NCT03777657);

•Phase 2 trial of tislelizumab in patients with relapsed or refractory cHL (NCT03209973);

•Phase 2 trial in patients with MSI-H/dMMR solid tumors (NCT03736889); and

•Phase 3 trial of tislelizumab combined with chemotherapy versus placebo combined with chemotherapy as first-line treatment in patients with nasopharyngeal cancer (NCT03924986).

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines for patients across the globe. We have a growing R&D team of approximately 2,300 colleagues dedicated to advancing more than 90 clinical trials involving more than 13,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 40 countries. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. We currently market three medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, Canada, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen and Bristol Myers Squibb. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Bio-Thera, EUSA Pharma, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the filing and potential approval of a BLA for tislelizumab in ESCC in the United States, plans for development and commercialization of tislelizumab in the United States, China and other markets, plans for making tislelizumab accessible to patients in the United States and other markets, the potential for tislelizumab to provide improved clinical benefit to patients, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; the impact of the COVID-19 pandemic on the BeiGene’s clinical development, regulatory, commercial, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact
Gabrielle Zhou	Liza Heapes or Vivian Ni
+86 10-5895-8058	+1 857-302-5663 or + 1 857-302-7596
ir@beigene.com	media@beigene.com

References:

1.Siegel RL et al. CA Cancer J Clin 2020 Jan;70(1):7-30

2.American Cancer Society. What is Esophageal Cancer? Available at https://www.cancer.org/cancer/esophagus-cancer/about/what-is-cancer-of-the-esophagus.html Accessed August 2021.

3.Codipilly DC et al. Gastrointest Endosc. 2018 Sep; 88(3): 413–426.

4.Abnet CC et al. Gastroenterology. 2018 Jan; 154(2): 360–373.